STATESMAN LIQUIDATION PLAN & ASSUMPTION AGREEMENTS
                     EXHIBIT 2.1 - DEFINITIONS

     The following defined terms are used in the Liquidation Plan, the American Capitol Assumption Agreement and the Texas Imperial
Assumption Agreement and other exhibits to the Liquidation Plan.

2    DEFINITIONS

2.1 "Affected Association" means each life and health insurance guaranty association which, in accordance with its respective state governing laws, and as a result of the Receivership Proceedings, insolvency and liquidation of Statesman, have obligations to policyholders of Statesman.

2.2 "American Capitol" means American Capitol Insurance Company, a Texas-domiciled life insurance company that is the sole stockholder of Texas Imperial.

2.3  "American Capitol Assumed Policies" means the Medicare
     Supplement Attained Age policies, the Hospital Indemnity policies and the Companion Life policies.

2.4 "American Capitol Assumption Agreement" means the assumption agreement entered into as part of this Liquidation Plan in which American Capitol assumes and reinsures the American Capitol Assumed Policies covered by Participating Guaranty Associations and attached to the Liquidation Plan as an exhibit.

2.5 "Accounting Procedures" means the procedures for resolving any dispute between or among the Parties related to calculations contemplated by the Liquidation Plan and Assumption Agreements, including but not limited to the accounting and audit process contemplated in Article VI of each Assumption Agreement which procedures are set forth in Article 8 of the Liquidation Plan.

2.6 "Association Liability" means the amount which each Participating Guaranty Association owes to the Assuming Insurer (whether Texas Imperial or American Capitol) for assuming the applicable Covered Obligations as set forth in the Assumption Agreements.

2.7  "Assumption Agreements" means the American Capitol
     Assumption Agreement and the Texas Imperial Assumption Agreement.

2.8 "Association Notes" means the promissory notes, if any, issued by any Participating Guaranty Association in compliance with its respective enabling statute and National Association of Insurance Commissioners guidelines, as a means for funding some or all of its Association Liability as set forth in the Assumption Agreements.

2.9  "Assumed Policies" means the Medicare Supplement Attained
     Age policies, the Hospital Indemnity policies, the Companion Life policies and the Medicare Supplement Issue Age policies.

2.10 "Assuming Insurer" means American Capitol and/or Texas
     Imperial and includes their agents, successors and assigns.

2.11 "Class 1" and "Class 2" claims mean those level of claims in the Priority Statute.

2.12 "Closing" means the consummation of the transactions provided for in the Liquidation Plan to occur on the Closing Date and does not include the consummation or completion of the Enhancement or the accounting and audit process in Section VI. of each Assumption Agreement.

2.13 "Closing Date" means the date on which the Closing occurs and shall take place no later than the date the Liquidation Plan is approved or twenty (20) days after the date the Permanent Injunction is entered. For accounting purposes, the Closing Date shall be deemed to be June 1, 1999.

2.14 "Coinsurance Agreement" means the coinsurance agreement made and entered into by Statesman and American Capitol on November 17, 1998.

2.15 "Commissioner" means Jose Montemayor, Commissioner of
     Insurance, Texas Department of Insurance ("TDI") in his capacity as Commissioner and his successor.

2.16 "Companion Life" means the life policies consisting of approximately 1,300 policies in force as of March 31, 1999 which appear to have been sold as companions to the Medicare Supplement Attained Age policies issued by Statesman which are also Covered Obligations and are the subject of the American Capitol Assumption Agreement and the Companion Life policies include all claims outstanding and unpaid regardless of the date incurred.

2.17 "Court" means the court in the District Court of Travis
     County, Texas, 250th Judicial District, with jurisdiction over the Receivership Proceedings that enters the Permanent Injunction and includes any Special Master to which referrals are made.

2.18 "Covered Obligation" means the obligation of a Participating Guaranty Association to Statesman policyholders or beneficiaries which, pursuant to each Participating Guaranty Association's enabling act, and as a result of the insolvency and liquidation of Statesman, have arisen or will arise on or after entry of the Permanent Injunction.

2.19 "Early Access Distribution" means a disbursal of assets out of Statesman's marshaled assets made by the Receiver to the Participating Guaranty Associations pursuant to TEX. INS. CODE ANN. art. 21.28, ' 7A(a) after reserving amounts sufficient to allow the payment of Class 1 claims and to the extent the assets of Statesman will allow any payment to be made on Class 2 claims, reserving amounts sufficient to provide equal pro rata distributions to the Class 2 claimants other than the Participating Guaranty Associations.

2.20 "Enhancement" means the amount contributed by American
     Capitol and Texas Imperial on the Plan Termination Date as set forth in the Assumption Agreements.

2.21 "Hospital Indemnity" means the hospital indemnity policies consisting of approximately 962 hospital confinement coverage policies issued by Statesman which are also Covered Obligations and are subject to the American Capitol Assumption Agreement and the Hospital Indemnity policies include all claims outstanding and unpaid regardless of the date incurred.

2.22 "Included Treaties" mean the reinsurance treaties to which Statesman is a party related to the American Capitol Assumed
     Policies and/or the Medicare Supplement Issue Age policies.

2.23 "Liquidation Plan" means this agreement and any amendments hereto, including the Assumption Agreements and all other exhibits.

2.24 "Major Medical" means the major medical policies consisting of approximately 100 in-hospital and comprehensive coverage policies outside of Louisiana and 33 such policies in Louisiana issued by Statesman which are also Covered Obligations.

2.25 "Medicare Supplement Attained Age" means the attained age Medicare supplement policies issued by Statesman which are also Covered Obligations and are the subject of the American Capitol Assumption Agreement and the Attained Age policies include all claims outstanding and unpaid regardless of the date incurred.

2.26 "Medicare Supplement Issue Age" means the issue age Medicare supplement policies issued by Statesman which are also Covered Obligations and are the subject of the Texas Imperial Assumption Agreement and the Medicare Supplement Issue Age policies include all claims outstanding and unpaid regardless of the date incurred.

2.27 "Medicare Supplement Pre-Standard" or "Pre-Standard Medicare Supplement" means the pre-standard Medicare supplement policies issued by Statesman which are the subject of the Coinsurance Agreement and the Medicare Supplement Pre-Standard policies include all claims outstanding and unpaid regardless of the date incurred.

2.28 "Participating Guaranty Association" means each Affected
     Association that agrees to participate in this Liquidation Plan.

2.29 "Parties" mean the parties whose representatives have executed this Liquidation Plan and are limited to Statesman, the Commissioner, the Receiver, the TDI, NOLHGA, Participating
     Guaranty Associations, Texas Imperial and American Capitol.

2.30 "Permanent Injunction" means the Permanent Injunction and
     Order Appointing Permanent Receiver in the Receivership
     Proceedings.

2.31 "Plan Termination Date" means the date on which the Liquidation Plan terminates and is the first business day after December 1, 2002.

2.32 "Pre-Standard Assumption Agreement" means the agreement whereby American Capitol assumed the Medicare Supplement Pre-Standard policies without Participating Guaranty Association funding.

2.33 "Priority Statute" means article 21.28, Section 8 of the TEX. INS. CODE ANN.

2.34 "Receiver" means the Commissioner or his designee serving in the capacity of Receiver of Statesman pursuant to TEX. INS. CODE ANN. 21.28 '2(a).

2.35 "Receivership Proceedings" means the proceedings initiated by the Commissioner pursuant to TEX. INS. CODE ANN. art. 21.28 against Statesman currently pending in the District Court of Travis County, Texas, 250th Judicial District, styled Permanent Injunction and Order Appointing Permanent Receiver, Action No. 99-02772.

2.36 "Reserve Adjustment" means the amount necessary to provide continuing coverage for the Covered Obligations in the amounts set forth in Exhibit IV.A and includes a reduction of $50,000 for the Companion Life policies and a reduction of $187,500 for the Hospital Indemnity policies.

2.37 "Reserves" means the reserves required to be maintained consistent with the laws of all jurisdictions having regulatory authority over American Capitol and/or Texas Imperial solely as related to the Covered Obligations as reflected in the financial statements of Statesman as of January 1, 1999.

2.38 "Settlement Agreement" means the settlement of intercompany accounts between American Capitol and Statesman representing a settlement of various matters and attached as Exhibit 10.6 to the Liquidation Plan.

2.39 "Southern Financial" means Southern Financial Life Insurance
     Company located in Lafayette, Louisiana, which is a party to the Southern Financial Reinsurance Agreement.

2.40 "Southern Financial Reinsurance Agreement" means the reinsurance agreement between Statesman and Southern Financial with an effective date of 11:59 P.M. central daylight savings time, September 30, 1998.

2.41 "Statesman" means Statesman National Life Insurance Company, which is the subject of the Permanent Injunction and these Receivership Proceedings.

2.42 "Statesman Estate" means the estate of Statesman established in accordance with the Receivership Proceedings.

2.43 "TDI" means the Texas Department of Insurance.

2.44 "Texas Imperial" means Texas Imperial Life Insurance
     Company, a Texas domiciled life insurance company, which is the sole shareholder of Statesman.

2.45 "Texas Imperial Assumption Agreement" means the assumption agreement entered into as part of this Liquidation Plan in which Texas Imperial assumes and reinsures the Medicare Supplement
     Issue Age policies covered by Participating Guaranty Associations and attached to the Liquidation Plan as an exhibit.